Exhibit 99.1


                    Intermec Considering Closure of Goteborg and Lund Design Centers to Improve Efficiencies and Cost Structure


    EVERETT, Wash.--(BUSINESS WIRE)--March 30, 2006--As part of its commitment to continual improvement of its global business operations, Intermec, Inc. (NYSE:IN) announced today that it is assessing possible closure of its design centers in Goteborg and Lund, Sweden.
    Upon closure of the design centers, the activities assigned to Goteborg and Lund would be reassigned to other parts of the corporation or moved to third-party vendors in an effort to improve efficiencies and benefit from reduced cost. The current employee base is approximately 80 people. Consultations are underway with the union in Goteborg.
    Intermec has nearly a 40-year history of innovation in ADC printer development; this streamlining of operations would allow the company to leverage its desktop and mobile printing engineering expertise to continue Intermec's innovation leadership. In addition to the anticipated cost savings, this realignment of resources would result in a significant increase in new product development capacity, allowing Intermec to further improve its competitive positioning in the marketplace.
    Along with the significant improvement in efficiency associated with this operational structure, Intermec estimates that the facility closures would generate annual pre-tax cost savings of approximately $7 million to $8 million in fiscal 2007 and thereafter. The facility closures are expected to result in restructuring charges to Intermec's 2006 earnings up to approximately $6 million.
    Intermec, a global ADC technology company, employs approximately 2,500 worldwide and has operations in 70 countries.

    About Intermec

    Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.


    CONTACT: Intermec, Inc.
             Kevin P. McCarty, Director of Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com